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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the inclusion in this Post-Effective Amendment No. 21 to the Registration Statement of Keynote Series Account on Form N-4 (File Nos. 33-19836 and 811-5457) of our report dated February 19, 2002 relating to the financial statements of Keynote Series Account and our report dated February 15, 2002 relating to the financial statements and financial highlights of Diversified Investors Portfolios, which appear in the 2001 Annual Report of Pension Investment Options Keynote Series Account. We also consent to the inclusion of our report dated February 07, 2002 relating to the consolidated financial statements of The MONY Life Insurance Company and Subsidiaries. We also consent to the references to our firm under the caption "Experts" in the Prospectus and under the caption "Independent Accountants" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


New York, New York
April 24, 2002